EXHIBIT 99.1


FOR IMMEDIATE RELEASE
---------------------

Contact:    Pat McGoldrick
            President and Chief Executive Officer
            Rivoli BanCorp, Inc.
            Macon, Georgia 31210
            (478) 475-5200


               RIVOLI BANCORP, INC. ANNOUNCES 2003 FINANCIAL RESULTS
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Rivoli BanCorp, Inc. announced today the results of operations for the quarter and year ended December 31, 2003, reflecting net income of $523,987, or $0.52 per share, and $1,406,405, or $1.40 per share, respectively, as compared to a net income of $301,392, or $0.30 per share, and $1,153,011, or $1.14 per share for the quarter and year ended December 31, 2002, respectively. The above per share data reflect the impact of the four-for-three stock split to be effected as a 33 1/3% stock dividend announced on February 20, 2004.

Total assets of $155.2 million at December 31, 2003 represent a 17.2 percent increase from total assets at December 31, 2002. Gross loans at December 31, 2003 totaled $111.5 million, up 12.3% from year-end 2002. Deposits as of December 31, 2003 were $118.2 million, representing a 12.8% increase over the total as of year-end 2002.

Net interest income (interest earned on loans and investments less interest paid on deposits and other borrowings) for the year ended December 31, 2003 totaled $5,160,206, an increase of $396,064, or 7.3%, as compared to the year-end 2002.

Rivoli BanCorp's President, Pat McGoldrick, said, "We had a very good 2003, and we are proud of our earnings. Our growth in Bibb County is strong and healthy. We look forward to 2004 with the expansion of our mortgage business and the opening of our Bass Road office."

Rivoli BanCorp, Inc. is a one-bank holding company that owns all of the issued and outstanding stock of Rivoli Bank & Trust, which operates two banking offices in Macon, Georgia and three Rivoli Mortgage offices in Warner Robins, Butler and Macon.


This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which can generally be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "anticipates," "plans" or similar expressions to identify forward-looking statements, and are made on the basis of management's plans and current analyses of the Company, its business and the industry as a whole. Such statements are subject to certain risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could effect, the Company's financial performance and could cause actual results for 2003 and beyond to differ materially from those expressed or implied in such forward-looking statements, even if experience or future changes make it clear that nay projected results expressed or implied therein will not be realized.